Hologic Announces Fourth Quarter Fiscal 2013 Operating Results

Results in Line with Guidance

Company Provides Update on Strategic Initiatives

BEDFORD, Mass., Nov. 11, 2013 /PRNewswire/ -- Hologic, Inc. (Hologic or the Company) (NASDAQ: HOLX), a leading developer, manufacturer and supplier of premium diagnostic products, medical imaging systems and surgical products, with an emphasis on serving the healthcare needs of women, today announced its results for the fourth fiscal quarter and fiscal year ended September 28, 2013.

Highlights of the Quarter Include:

  Revenues of $622.1 million.
  Non-GAAP net income of $107.6 million, or $0.39 per diluted share, and adjusted EBITDA (non-GAAP earnings before interest, taxes, depreciation and amortization) of $231.4 million.
  Net loss of $1.1 billion, or $(4.11) per diluted share, calculated in accordance with U.S. generally accepted accounting principles (GAAP). Includes a goodwill impairment charge of $1.1 billion.
  FDA approval of the Aptima HPV assay for use on the Panther system.
  Improved financial flexibility with the Term Loan B facility (Term B) refinancing and associated Credit Agreement amendments, which reduced the Term B interest rate by 75 basis points and increased financial flexibility to return capital to shareholders, as well as a voluntary prepayment of $200 million on the Term B.

Highlights Subsequent to the Quarter Include:

  November 11, 2013 – Announced that its Board of Directors authorized a $250 million, three-year stock repurchase program.
  November 7, 2013 – FDA approved the Aptima HPV 16 18/45 genotype assay for use on the Panther system.
  October 31, 2013 – Voluntarily prepaid an additional $100 million on the Term B.
  October 30, 2013 – AuntMinnie.com named digital breast tomosynthesis the "Hottest Clinical Procedure" for the fourth consecutive year by its readers and editors.

A reconciliation of historical GAAP to non-GAAP results is included as an attachment to this press release.

Fourth Quarter Fiscal 2013 Operating Results Overview:

Fourth quarter fiscal 2013 revenues increased 5.7% to $622.1 million from $588.5 million in the prior year. During the same period, non-GAAP revenues increased 3.7% from $600.2 million. Non-GAAP revenues in the fourth quarter of fiscal 2012 reflect the addition of $11.6 million relating to contingent revenue earned and received under the Company's collaboration agreement with Novartis that was eliminated as a result of the effect of purchase accounting.

The increase in revenues compared to the same period in the prior year was driven primarily by:

  The inclusion of a full quarter of Gen-Probe revenues (compared to approximately two months in the prior year);
  Record U.S. placements of 3D Dimensions tomosynthesis systems;
  Higher sales of MyoSure hysteroscopic tissue removal (MyoSure) systems; and
  An increase in service revenues from the Company's increased installed base of digital mammography systems.

The overall revenue increase was partially offset by lower year-over-year sales of:

  Legacy Hologic Diagnostics products, primarily the ThinPrep pap test;
  NovaSure endometrial ablation (NovaSure) systems;
  Sales from the divested Lifecodes business;
  2D mammography systems as buyers shift to 3D systems; and
  Skeletal Health products.

Foreign currencies had a negligible impact on revenues compared with the fourth quarter of fiscal 2012.

Fourth quarter fiscal 2013 net loss was $1.1 billion, or $(4.11) per diluted share, compared with a net loss of $77.8 million, or $(0.29) per diluted share, in the fourth quarter of fiscal 2012. Fourth quarter fiscal 2013 non-GAAP net income was $107.6 million, or $0.39 per diluted share, an increase of 9.4% and 7.1%, respectively, compared to $98.3 million, or $0.37 per diluted share, for the same period in the prior year.

The Company has significant goodwill on its balance sheet as a result of its acquisitions. The Company's policy is to review its goodwill for impairment annually as of the first day of its fiscal fourth quarter. In the fourth quarter of fiscal 2013, the Company completed this goodwill impairment analysis and, based on a combination of factors including a full re-evaluation of the Company's existing product development efforts and cost structure, as well as a change in revenue forecasts, the Company determined that a portion of its goodwill within its Diagnostics business segment was impaired. As a result, the Company recorded a non-cash charge of $1.1 billion. This non-cash charge is included in the non-GAAP goodwill adjustment in the financial reconciliation attached to this press release.

For the twelve months ended September 28, 2013, revenues increased 24.4% to $2.49 billion from $2.00 billion in the prior year. During the same period, non-GAAP revenues increased 24.7% to $2.51 billion from $2.01 billion. Non-GAAP revenues reflect the addition of $19.7 million and $11.6 million in fiscal 2013 and 2012, respectively, primarily relating to the purchase accounting described above.

For the twelve months ended September 28, 2013, Hologic reported a net loss of $1.2 billion, or $(4.36) per diluted share, compared with a net loss of $73.6 million, or $(0.28) per diluted share, for the twelve months ended September 29, 2012. The Company's non-GAAP net income of $406.5 million, or $1.50 per diluted share, for the twelve months ended September 28, 2013, increased 10.5% and 8.5%, respectively, compared to $367.8 million, or $1.38 per diluted share, for the same period in the prior year.

The following non-GAAP financial measures are included in this press release: revenues, net income, earnings per diluted share (EPS), and adjusted EBITDA. The Company's definitions of these non-GAAP financial measures, and the reconciliations of these historical measures to the Company's comparable GAAP financial measures for the periods presented, are set forth in the supplemental information attached to this press release. When analyzing the Company's operating performance, investors should not consider these non-GAAP measures as a substitute for the comparable financial measures prepared in accordance with GAAP.

"We have made significant progress in recent months in reviewing the strategy, leadership and cost structure of each of our businesses, all with a focus on making changes to the organization that will enable us to leverage our strong product platforms going forward," said Jack Cumming, President and Chief Executive Officer. "We expect fiscal 2014 to be a transitional year for the Company and we remain confident the changes we are making to enhance the organization, combined with improving trends across our portfolio of market-leading products, will drive stronger financial performance in fiscal 2015 and beyond."

Fourth Quarter Fiscal 2013 Revenue Overview by Segment (As Compared to the Fourth Quarter Fiscal 2012):

  Diagnostics revenues increased 14.4% to $290.0 million, compared to revenues of $253.4 million in the prior year. On a non-GAAP basis, which includes the $11.6 million prior year purchase accounting adjustment described above, sales growth was 9.4%. This growth was driven primarily by the inclusion of a full-quarter of Gen-Probe revenues of $147.9 million (as compared to non-GAAP revenues of $101.1 million), partially offset by a decrease in legacy Diagnostics product sales, primarily ThinPrep products. Gen-Probe revenues no longer include the Lifecodes business, which was divested on March 22, 2013. Lifecodes revenues were $7.3 million in the prior year. Going forward, revenues and growth rates will no longer refer to results for legacy Diagnostics and Gen-Probe separately, as the acquisition of Gen-Probe occurred over one year ago and is fully integrated.
  Breast Health revenues grew 1.7% to $234.2 million compared to $230.3 million in the prior year. This increase was driven primarily by service revenue growth of $3.6 million, or 4.3%, from the Company's growing installed base of digital mammography systems. The Company also had growth in product revenues as it continues to experience an increasing sales shift to 3D Dimensions systems from its 2D Selenia and 2D Dimensions systems. Product revenues from 3D Dimensions systems increased approximately $14.6 million, or 50.5% while, as expected, this growth was partially offset by an overall sales decline of 2D systems.
  GYN Surgical revenues totaled $76.7 million compared to $79.7 million in the prior year, a decrease of 3.8%. Significant growth in MyoSure system sales was offset by lower NovaSure system sales.
  Skeletal Health revenues totaled $21.2 million compared to $25.1 million in the prior year, a decrease of 15.3%, resulting from decreases in sales of both mini C-arm and bone densitometry systems.

Highlights:

Product Approval:

On November 7, 2013, the Company announced FDA approval of its Aptima HPV 16 18/45 genotype assay on its fully-automated Panther system. The Aptima HPV 16 18/45 genotype assay is the first FDA-approved test for genotyping human papillomavirus (HPV) types 16, 18 and/or 45. The test is performed from a sample drawn from a ThinPrep liquid cytology specimen. The addition of the Aptima HPV 16 18/45 genotype assay to the Panther system's testing menu extends the capability of low-to-high-volume laboratories to run multiple tests from a single specimen, on a cost-effective, highly-flexible, and fully-automated molecular testing platform.

Improved Balance Sheet and Financial Flexibility with Refinancing and Partial Prepayments of Term B:

On October 31, 2013, the Company voluntarily prepaid $100 million on its Term B. In addition, on August 2, 2013, the Company entered into a debt refinancing that reduced the interest rate on its Term B by 75 basis points (from 3.50% plus LIBOR with a 1.00% floor to 2.75% plus LIBOR with a 1.00% floor). In conjunction with the refinancing, certain restrictive covenants were amended to increase the Company's capacity to repurchase shares and issue dividends. In addition, on August 2, 2013, the Company voluntarily prepaid $200 million of the Term B. Together, the prepayments and refinancing will result in annualized interest savings of approximately $22 million.

Board Approval of Stock Repurchase Program:

The Company announced today that its Board of Directors has authorized the repurchase of up to $250 million of Hologic's outstanding common stock over the next three years. Under the stock repurchase program, the Company is authorized to repurchase, from time-to-time, shares of its outstanding common stock on the open market or in privately negotiated transactions in the United States. The timing and amount of stock repurchases will be determined by the Company's management team based upon its evaluation of the market conditions and other factors. The stock repurchase program may be suspended, modified or discontinued at any time, and the Company has no obligation to repurchase any amount of its common stock under the program.

AuntMinnie names Digital Breast Tomosynthesis the "Hottest Clinical Procedure":

On October 30th, AuntMinnie.com named digital breast tomosynthesis the "Hottest Clinical Procedure" for the fourth consecutive year by its readers and editors. A second product from Hologic's tomosynthesis platform, the Affirm 3D guided biopsy option, was a finalist in the Best New Radiology Device category. The annual "Minnie" awards recognize excellence in radiology and are an annual ranking of the best and brightest technologies in medical imaging. Candidates are selected from nominations submitted by AuntMinnie.com members and winners are chosen through two rounds of voting by expert panelists. This year's campaign featured 205 candidates in 15 categories. The Company will also be presented with its 2013 Best in KLAS award at the annual meeting of the Radiological Society of North America in December. Announced in June, Hologic took the first, second and third place finishes in the digital mammography category for its 3D Dimensions, 2D Selenia and 2D Dimensions mammography systems, respectively.

Financial Guidance:

The Company's guidance includes current operations, including revenues from its approved/cleared products and its recently acquired businesses. This guidance does not include any stock repurchases, acquisitions, divestitures or additional voluntary debt payments that may occur during fiscal 2014.

First Quarter Fiscal 2014 (Quarter Ending December 28, 2013):

  The Company expects first quarter fiscal 2014 revenues of $600 million to $610 million. Year-over-year, this represents a decrease of 5% to 7% over first quarter fiscal 2013 non-GAAP revenues of $644.6 million (prior year reflects the addition of $13.3 million, primarily relating to a purchase accounting adjustment in the first quarter). The decrease is expected primarily from a decline in sales of blood screening assays, NovaSure systems and ThinPrep pap tests, plus, to a lesser extent, the elimination of revenues from Lifecodes, which were $12.6 million in the first quarter of fiscal 2013. This decrease is expected to be partially offset by the continued ramp-up of new products including 3D Dimensions, Panther, and MyoSure systems.
  The Company expects non-GAAP EPS of $0.30 to $0.31. This includes an incremental reduction in EPS from the prior period of: $0.01 from the impact of the medical device excise tax and $0.01 from an increase in the expected annual effective tax rate.

Fiscal 2014 (Year Ending September 27, 2014):

  The Company expects fiscal 2014 revenues of $2.425 billion to $2.475 billion. Year-over-year, this represents an expected decrease of 1% to 3% over fiscal 2013 non-GAAP revenues of $2.51 billion (prior year reflects the addition of $19.7 million primarily relating to a purchase accounting adjustment). The decrease is expected to be driven primarily from a decline in sales of ThinPrep pap tests, 2D Selenia systems, NovaSure systems, and blood screening assays plus, to a lesser extent, the elimination of revenues from Lifecodes, which were $23.0 million in fiscal 2013. This decrease is expected to be partially offset by the continued ramp-up of new products including 2D and 3D Dimensions, Panther-based assays, and MyoSure systems.
  The Company expects non-GAAP EPS of $1.32 to $1.38. This includes an incremental reduction in EPS from the prior period of: $0.02 from the impact of the medical device excise tax and $0.04 from an increase in the expected annual effective tax rate.

Hologic may not generate expected revenues and may incur expenses or charges, realize income or gains, or execute transactions in fiscal 2014 that could cause actual results to vary from the guidance above. In addition, the Company is continuing to monitor the effects of the U.S., European and general worldwide economic and regulatory conditions and related uncertainties, including the implementation of healthcare cost containment measures and healthcare reform legislation, as well as foreign currency fluctuations, which, along with other uncertainties facing the Company's business including those referenced elsewhere herein and its filings with the Securities and Exchange Commission, could adversely affect anticipated results.

Conference Call and Webcast:

Hologic's management will host a conference call on Monday, November 11, 2013, at 5:00 p.m. (Eastern) to discuss fourth quarter fiscal year 2013 operating results. Interested participants may listen to the call by dialing 877-681-3377 or 719-325-4898 for international callers and referencing code 2897258 approximately 15 minutes prior to the call. For those unable to participate in the live broadcast, a replay will be available one hour after the call ends through Friday, November 29, 2013, at 888-203-1112 or 719-457-0820 for international callers, access code 2897258. The Company will also provide a live webcast of the call. Interested participants may access the webcast on the Company's website at www.hologic.com/investors-overview. A PowerPoint presentation related to the conference call will be posted to the site.

About Hologic, Inc.:

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostic products, medical imaging systems, and surgical products, with an emphasis on serving the healthcare needs of women. The Company operates four core business units focused on breast health, diagnostics, GYN surgical and skeletal health. With a comprehensive suite of technologies and a robust research and development program, Hologic is committed to improving lives. The Company is headquartered in Massachusetts. For more information, visit www.hologic.com.

Hologic, Affirm, Aptima, Dimensions, Gen-Probe, MyoSure, NovaSure, Panther, Selenia and ThinPrep and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statement Disclaimer:

This News Release contains forward-looking information that involves risks and uncertainties, including statements about the Company's plans, objectives, expectations and intentions. Such statements include, without limitation: financial or other information included herein based upon or otherwise incorporating judgments or estimates relating to future performance, events or expectations; the Company's strategies, positioning, resources, capabilities, and expectations for future performance; and the Company's outlook and financial and other guidance. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

Risks and uncertainties that could adversely affect the Company's business and prospects, and otherwise cause actual results to differ materially from those anticipated, include without limitation: the ability of the Company to successfully manage recent and ongoing leadership and organizational changes, including the ability of the Company to attract, motivate and retain key employees; U.S., European and general worldwide economic conditions and related uncertainties; the Company's reliance on third-party reimbursement policies to support the sales and market acceptance of its products, including the possible adverse impact of government regulation and changes in the availability and amount of reimbursement and uncertainties for new products or product enhancements; uncertainties regarding the recently enacted or future healthcare reform legislation, including associated tax provisions, or budget reduction or other cost containment efforts; changes in guidelines, recommendations and studies published by various organizations that could affect the use of the Company's products; uncertainties inherent in the development of new products and the enhancement of existing products, including FDA approval and/or clearance and other regulatory risks, technical risks, cost overruns and delays; the risk that products may contain undetected errors or defects or otherwise not perform as anticipated; risks associated with strategic alliances and the ability of the Company to realize anticipated benefits of those alliances; risks associated with acquisitions, including without limitation, the Company's ability to successfully integrate acquired businesses, the risks that the acquired businesses may not operate as effectively and efficiently as expected even if otherwise successfully integrated, the risks that acquisitions may involve unexpected costs or unexpected liabilities, including the risks and challenges associated with the Company's recent acquisition of Gen-Probe and operations in China; the risks of conducting business internationally; the risk of adverse exchange rate fluctuations on the Company's international activities and businesses; manufacturing risks, including the Company's reliance on a single or limited source of supply for key components, and the need to comply with especially high standards for the manufacture of many of its products; the Company's ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for certain of the Company's products; the Company's leverage risks, including the Company's obligation to meet payment obligations and financial covenants associated with its debt; risks related to the use and protection of intellectual property; expenses, uncertainties and potential liabilities relating to litigation, including, without limitation, commercial, intellectual property, employment and product liability litigation; technical innovations that could render products marketed or under development by the Company obsolete; and competition.

The risks included above are not exhaustive. Other factors that could adversely affect the company's business and prospects are described in the filings made by the Company with the SEC. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented herein to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based.

HOLOGIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	September 28, 2013	September 29, 2012

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$ 829,404	$ 566,126
Accounts receivable, net	409,273	409,333
Inventories	289,363	367,191
Deferred income tax assets	-	11,715
Prepaid expenses and other current assets	96,103	208,649
Total current assets	1,624,143	1,563,014

Property and equipment, net	491,528	507,998
Intangible assets, net	3,906,722	4,301,250
Goodwill	2,814,528	3,942,779
Other assets	163,902	162,067
	$ 9,000,823	$ 10,477,108

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$ 563,812	$ 64,435
Accounts payable	80,534	87,223
Accrued expenses	271,931	380,003
Deferred revenue	132,319	129,688
Deferred income tax liabilities	39,810	-
Total current liabilities	1,088,406	661,349

Long-term debt, net of current portion	4,242,098	4,971,179
Deferred income tax liabilities	1,535,306	1,771,585
Deferred service obligations- long term	25,456	13,714
Other long-term liabilities	168,044	98,250
Total long-term liabilities	5,970,904	6,854,728

Total stockholders' equity	1,941,513	2,961,031
	$ 9,000,823	$ 10,477,108

HOLOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	September 28, 2013	September 29, 2012

REVENUES
Product sales	$ 521,568	$ 492,954
Service and other revenues	100,550	95,594
	622,118	588,548

COSTS AND EXPENSES (1):
Cost of product sales	200,995	196,410
Cost of product sales – amortization of intangible assets	80,885	66,072
Cost of service and other revenues	49,607	51,749
Research and development	48,737	47,094
Selling and marketing	76,758	89,947
General and administrative	47,991	88,735
Amortization of intangible assets	26,726	24,832
Contingent consideration	(465)	40,399
Impairment of goodwill	1,117,369	5,826
Acquired in-process R&D	-	4,500
Restructuring and divestiture charges	9,720	16,687
	1,658,323	632,251

Loss from operations	(1,036,205)	(43,703)
Interest expense	(65,783)	(56,673)
Other income	3,013	2,412
Debt extinguishment loss	(5,962)	-
Loss before income taxes	(1,104,937)	(97,964)
Provision (benefit) for income taxes	8,965	(20,197)

Net loss	$ (1,113,902)	$ (77,767)

Net loss per common share:
Basic	$ (4.11)	$ (0.29)
Diluted	$ (4.11)	$ (0.29)

Weighted average number of shares outstanding:
Basic	270,867	264,938
Diluted	270,867	264,938

(1) Stock-based compensation included in costs and expenses during the three months ended September 28, 2013 was $1,797 for cost of revenues, $1,579 for research and development, $1,939 for selling and marketing, $3,719 for general and administrative and $1,375 for restructuring and divestiture. Stock-based compensation included in costs and expenses during the three months ended September 29, 2012 was $2,120 for cost of revenues, $1,640 for research and development, $2,121 for selling and marketing and $4,831 for general and administrative and $3,500 for restructuring.

HOLOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Year Ended
	September 28, 2013	September 29, 2012

REVENUES
Product sales	$ 2,100,891	$ 1,657,728
Service and other revenues	391,388	344,924
	2,492,279	2,002,652

COSTS AND EXPENSES (1):
Cost of product sales	818,160	616,839
Cost of product sales – amortization of intangible assets	307,895	201,864
Cost of product sales – impairment of intangible assets	1,714	-
Cost of service and other revenues	203,122	189,512
Research and development	197,646	130,962
Selling and marketing	342,137	322,314
General and administrative	227,680	220,494
Amortization of intangible assets	112,597	72,036
Contingent consideration – compensation expense	91,320	119,497
Gain on sale of intellectual property, net	(53,884)	(12,424)
Impairment of goodwill	1,117,369	5,826
Acquired in-process R&D	-	4,500
Restructuring and divestiture charges	32,805	17,515
	3,398,561	1,888,935

(Loss) income from operations	(906,282)	113,717
Interest expense	(281,075)	(140,287)
Other income	3,605	7,256
Debt extinguishment loss	(9,209)	(42,347)
Loss before income taxes	(1,192,961)	(61,661)
(Benefit) provision for income taxes	(20,123)	11,973

Net loss	$ (1,172,838)	$ (73,634)

Net loss per common share:
Basic	$ (4.36)	$ (0.28)
Diluted	$ (4.36)	$ (0.28)

Weighted average number of shares outstanding:
Basic	268,704	264,041
Diluted	268,704	264,041

(1) Stock-based compensation included in costs and expenses during the year ended September 28, 2013 was $7,031 for cost of revenues, $7,179 for research and development, $8,915 for selling and marketing, $20,153 for general and administrative and $9,029 for restructuring and divestiture. Stock-based compensation included in costs and expenses during the year ended September 29, 2012 was $5,722 for cost of revenues, $5,328 for research and development, $7,355 for selling and marketing, $18,667 for general and administrative and $3,500 for restructuring and divestiture.

HOLOGIC, INC.
RECONCILIATION OF GAAP REVENUES, EPS AND NET LOSS TO NON-GAAP REVENUES, EPS,
NET INCOME AND ADJUSTED EBITDA
(Unaudited)
(In thousands, except earnings per share)

	Three Months Ended
	September 28, 2013		September 29, 2012

REVENUES
GAAP revenues			$ 588,548
Adjustment related to Novartis collaboration			11,606
Non-GAAP revenues			$ 600,154	(1)
(LOSS) EARNINGS PER SHARE
GAAP loss per share - Diluted	$ (4.11)		$ (0.29)
Adjustment to net loss (as detailed below)	4.50		0.66
Non-GAAP income per share – Diluted	$ 0.39	(2)	$ 0.37	(2)

NET (LOSS) INCOME
GAAP net loss	$ (1,113,902)		$ (77,767)
Adjustments:
Amortization of intangible assets	107,611	(3)	90,904	(3)
Contingent consideration	(465)	(4)	40,399	(4)
Non-cash interest expense relating to convertible notes	11,829	(5)	16,514	(5)
Litigation benefit	(5,721)	(6)	-
Acquisition and integration-related costs	10,972	(7)	38,513	(7)
Restructuring and divestiture charges	9,720	(8)	16,687	(8)
In-process research and development	-		4,500	(9)
Impairment of goodwill	1,117,369	(10)	5,826	(10)
Fair value adjustment to depreciation expense	3,070	(11)	2,503	(11)
Fair value write-up of acquired inventory sold	-		19,918	(12)
Contingent revenue from Novartis collaboration	-		11,606	(1)
Debt extinguishment loss	5,962	(13)	-
Debt transaction costs	1,055	(14)	-
Other charges, net	1,808	(15)	(415)	(15)
Income tax effect of reconciling items	(41,682)	(16)	(70,854)	(17)
Non-GAAP net income	$ 107,626		$ 98,334

ADJUSTED EBITDA
Non-GAAP net income	$ 107,626		$ 98,334
Interest expense, net, not adjusted above	52,368		39,766
Provision for income taxes	50,647		50,657
Depreciation expense, not adjusted above	20,782		21,241
Adjusted EBITDA	$ 231,423		$ 209,998

Explanatory Notes:

(1) To reflect a fair value adjustment recorded in purchase accounting relating to contingent revenue earned and received under the Novartis collaboration post acquisition, which was eliminated under purchase accounting.

(2) Non-GAAP earnings per share was calculated based on 273,925 and 268,106 weighted average diluted shares outstanding for the three months ended September 28, 2013 and September 29, 2012, respectively.

(3) To reflect a non-cash charge attributable to the amortization of intangible assets.
(4) To reflect a net charge to operating expenses attributable to contingent consideration related to certain of the Company's acquisitions.
(5) To reflect certain non-cash interest expense related to the Company's Convertible Notes.
(6) To reflect a gain in connection with cash received from a class action lawsuit.
(7) To reflect certain costs associated with the Company's acquisition(s) and integration plans, which primarily include retention costs, transfer costs, and asset impairments.
(8) To reflect restructuring and other net divestiture charges.
(9) To reflect in-process research and development charges in connection with assets acquired.
(10) To reflect a non-cash impairment charge related to goodwill.
(11) To reflect a non-cash fair value adjustment for additional depreciation expense related to the fair value write-up of fixed assets acquired from Gen-Probe.
(12) To reflect a non-cash adjustment recorded for the fair value write-up of inventory acquired from Gen-Probe and sold during the reporting period.
(13) To reflect debt extinguishment costs associated with the Company's Term B refinancing.
(14) To reflect third-party transaction costs associated with the debt exchanges and refinancings.
(15) To reflect the net impact from miscellaneous transactions during the period.
(16) To reflect an estimated annual effective tax rate of 32.0% on a non-GAAP basis.
(17) To reflect an annual effective tax rate of 34.0% on a non-GAAP basis.

HOLOGIC, INC.
RECONCILIATION OF GAAP REVENUES, EPS AND NET LOSS TO NON-GAAP REVENUES, EPS,
NET INCOME AND ADJUSTED EBITDA
(Unaudited)
(In thousands, except earnings per share)

	Year Ended
	September 28, 2013		September 29, 2012

REVENUES
GAAP revenues	$ 2,492,279		$ 2,002,652
Adjustment related to Novartis collaboration and other, net	19,704	(1)	11,606	(1)
Non-GAAP revenues	$ 2,511,983		$ 2,014,258
(LOSS) INCOME PER SHARE
GAAP loss per share – Diluted	$ (4.36)		$ (0.28)
Adjustments to net loss (as detailed below)	5.86		1.66
Non-GAAP income per share- Diluted	$ 1.50	(2)	$ 1.38	(2)

NET LOSS
GAAP net loss	$ (1,172,838)		$ (73,634)
Adjustments:
Amortization of intangible assets	420,492	(3)	273,900	(3)
Contingent consideration	91,320	(4)	119,497	(4)
Non-cash interest expense relating to convertible notes	52,732	(5)	68,532	(5)
Litigation (benefit) settlement charges	(8,584)	(6)	452	(6)
Acquisition and integration-related costs	29,852	(7)	45,633	(7)
Restructuring and divestiture charges	32,805	(8)	17,515	(8)
In-process research and development	-		4,500	(9)
Impairment of goodwill	1,117,369	(10)	5,826	(10)
Impairment of intangible assets	1,714	(10)	-
Fair value adjustment to depreciation expense	12,057	(11)	2,503	(11)
Fair value write up of acquired inventory sold	52,397	(12)	19,918	(12)
Contingent revenue from Novartis collaboration and other, net	19,704	(1)	11,606	(1)
Gain on sale of intellectual property	(53,884)	(13)	(12,424)	(14)
Debt extinguishment loss	9,209	(15)	42,347	(16)
Debt transaction costs	7,469	(17)	-
Adiana closure charges	-		19,064	(18)
Cost method equity impairment charges	4,466	(19)	-
Other charges, net	1,609	(20)	-
Income tax effect of reconciling items	(211,408)	(21)	(177,478)	(22)
Non-GAAP net income	$ 406,481		$ 367,757

ADJUSTED EBITDA
Non-GAAP net income	$ 406,481		$ 367,757
Interest expense, net, not adjusted above	219,572		68,887
Provision for income taxes	191,285		189,451
Depreciation expense, not adjusted above	80,825		69,348
Adjusted EBITDA	$ 898,163		$ 695,443

Explanatory Notes:

(1) To primarily reflect a fair value adjustment recorded in purchase accounting relating to contingent revenue earned and received under the Novartis collaboration post acquisition, which was eliminated under purchase accounting.

(2) Non-GAAP earnings per share was calculated based on 271,869 and 266,795 weighted average diluted shares outstanding for the year ended September 28, 2013 and September 29, 2012, respectively.
(3) To reflect a non-cash charge attributable to the amortization of intangible assets.
(4) To reflect a net charge to operating expenses attributable to contingent consideration related to certain of the Company's acquisitions.
(5) To reflect certain non-cash interest expense related to the Company's Convertible Notes.
(6) To reflect net gains and charges related to litigation.
(7) To reflect certain costs associated with the Company's acquisition(s) and integration plans, which primarily include retention costs, transfer costs, and asset impairments.
(8) To reflect restructuring and other net divestiture charges.
(9) To reflect in-process research and development charges in connection with assets acquired.
(10) To reflect a non-cash impairment charge related to goodwill.
(11) To reflect a non-cash fair value adjustment for additional depreciation expense related to the fair value write-up of fixed assets acquired from Gen-Probe.
(12) To reflect a non-cash adjustment recorded for the fair value write-up of inventory acquired from Gen-Probe and sold during the reporting period.
(13) To reflect a net gain resulting from the $60 million cash payment received from KV Pharmaceuticals (KV) in final settlement of an agreement, net of costs associated with this transaction.
(14) To reflect a gain resulting from payments received related to the sale of the Company's Makena assets to KV, net of costs associated with this transaction.
(15) To reflect a non-cash loss related to the Credit Agreement refinancings for those creditors who opted not to participate in the debt refinancing and voluntary principal payment.
(16) To reflect a non-cash loss on the Convertible Notes Exchange during the related period.
(17) To reflect third-party transaction costs associated with the debt exchanges and refinancings.
(18) To reflect the write-off of certain assets and related charges as a result of the Company's decision in fiscal 2012 to cease commercialization of the Adiana product.
(19) To reflect the write-off of cost method equity investments.
(20) To reflect the net impact from miscellaneous transactions during the period.
(21) To reflect an estimated annual effective tax rate of 32.0% on a non-GAAP basis.
(22) To reflect an annual effective tax rate of 34.0% on a non-GAAP basis.

Future Non-GAAP Adjustments:

Future GAAP EPS may be affected by changes in ongoing assumptions and judgments relating to the Company's acquired businesses, and may also be affected by nonrecurring, unusual or unanticipated charges, expenses or gains, all of which are excluded in the calculation of non-GAAP EPS as described in this press release. It is therefore not practicable to reconcile non-GAAP EPS guidance to the most comparable GAAP measure.

Use of Non-GAAP Financial Measures:

The Company has presented the following non-GAAP financial measures in this press release: revenues; net income; EPS; and adjusted EBITDA. The Company defines its non-GAAP revenues to primarily include contingent revenue earned under the Novartis collaboration post-acquisition which was eliminated under purchase accounting. The Company defines adjusted EBITDA as its non-GAAP net income plus net interest expense, income taxes, and depreciation and amortization expense included in its non-GAAP net income. The Company defines its non-GAAP net income and EPS to exclude: (i) the amortization of intangible assets; (ii) acquisition-related charges and effects, such as charges for contingent consideration (comprised of (a) adjustments for changes in the fair value of the contingent consideration liabilities initially recorded as part of the purchase price of an acquisition as required by GAAP, and (b) contingent consideration that is tied to continuing employment of the former shareholders and employees which is recorded as compensation expense), transaction costs, integration costs including retention, and credits and/or charges associated with the write-up of acquired inventory and fixed assets to fair value, and the effect of a reduction in revenue primarily related to contingent revenue under the Novartis collaboration, described above; (iii) non-cash interest expense related to amortization of the debt discount for convertible debt securities; (iv) restructuring and divestiture charges; (v) non-cash extinguishment losses and debt transaction costs; (vi) litigation settlement charges (benefits); (vii) other-than-temporary impairment losses on investments; and (viii) other one-time, nonrecurring, unusual or infrequent charges, expenses or gains that may not be indicative of the Company's core business results; and include income taxes related to such adjustments.

The Company believes the use of non-GAAP revenues is useful to investors as it eliminates certain effects of purchase accounting on its recognition of revenue. The Company believes the use of non-GAAP net income is useful to investors by eliminating certain of the more significant effects of its acquisitions and related activities, non-cash charges resulting from the application of GAAP to convertible debt instruments with cash settlement features, charges related to debt extinguishment losses, investment impairments, litigation settlements, and restructuring and divestiture initiatives. These non-GAAP measures also reflect how Hologic manages its businesses internally. In addition to the adjustments set forth in the calculation of the Company's non-GAAP net income and EPS, its adjusted EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. As with the items eliminated in its calculation of non-GAAP net income, these items may vary for different companies for reasons unrelated to the overall operating performance of a company's business. When analyzing the Company's operating performance, investors should not consider these non-GAAP financial measures as a substitute for net income prepared in accordance with GAAP.

Investor Relations and Media Contacts:
Deborah R. Gordon Vice President, Investor Relations (781) 999-7716 deborah.gordon@hologic.com	Al Kildani Senior Director, Investor Relations (858) 410-8653 al.kildani@hologic.com